Exhibit 10.81

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 24th day of March 2021, between AIM ImmunoTech Inc., a Delaware corporation (the “Company”), and Ellen M. Lintal of The Villages, Florida (the “Employee” or “Lintal “and amends and restates in its entirety any prior Employment Agreements between the parties.

RECITALS

WHEREAS, the Company desires to continue to employ Lintal as its Chief Financial Officer,

WHEREAS, Lintal is the Chief Financial Officer and a member of the executive management team of The Company Chief Financial Officer, and does not currently have an employment agreement.

WHEREAS, the CEO and the Board deems Lintal’s performance to be outstanding and recommends an employment agreement be entered;

WHEREAS, the Employee and the Company wish to state the terms and conditions of the Agreement herein;

NOW, THEREFORE, the Company and the Employee, in consideration of the mutual covenants and promises set forth herein, agree the foregoing Recitals are true and correct and are incorporated into and made part of this Agreement, and hereby further agree as follows:

1. Duties of Employee. The Employee shall, during the Employment Period (as defined below), be designated as the Chief Financial Officer. In the Employee’s capacity as such, she shall perform such duties and functions for the Company as are customarily performed by the Chief Financial Officer of public corporations in the pharmaceutical research field at similar development status and pharmaceutical function.

2. Term. This Agreement shall commence on March 24th ,2021, and shall terminate on March 31, 2022 (the “Initial Termination Date”) unless sooner terminated in accordance with Section 6 hereof or unless renewed as hereinafter provided (such period of employment together with any extension thereto hereinafter being called the “Employment Period”). This Agreement shall be automatically renewed for successive three (3) year terms after the initial Termination Date unless written notice of refusal to renew is given by one party to the other at least 180 days prior to the Initial Termination Date or the expiration date of any renewal period. In the event of a change in control (CIC) not triggered by a section 3(c) acquisition award, the term of this agreement shall be extended for three years on the date of CIC.

3. Compensation.

(a) As compensation for the services to be performed hereunder, the Company shall pay to the Employee a combination of short term (cash) and long term (options) compensation. Short term compensation will consist of a base salary $350,000 and discretionary bonus based on performance goals established by the Compensation Committee. Long term compensation will be provided by 100,000 non-qualified yearly stock options with one year vesting on November 30, 2021, and each anniversary date thereafter for advancing the long term objectives of the Company established by the Board of Directors and with long-term performance goal evaluation by the Compensation Committee. The exercise price for options of common stock will be equal to 100% of the closing price of the Company stock on the NYSE Amex on the trading date immediately preceding the date of the award.

(b) The Company agrees that the amounts set-forth herein as yearly and long-term salary compensation will not be reduced during the term of the agreement. Increases will be reevaluated each year at the discretion of the Compensation Committee based upon excellent performance and using appropriate comparator biotechnology/pharmaceutical companies as a guide.

(c) Awards of 1% Gross Proceeds will be made for significant events such licensing agreements or therapeutic indication acquisitions. For purposes herein, Gross Proceeds shall mean those cash amounts paid to the Company by the other parties for licensing agreement, therapeutic acquisitions, or any other one time cash generating event. (therapeutic indications are for example target organ specific pathologically defined cancer indications, vaccine enhancers, broad spectrum antiviral indications, or medical entities associated with persistent severe fatigue). Additionally, employee shall be entitled to acquisition awards of 1% Gross Proceeds related to any sale of the Company, or any sale of a substantial portion of Company assets not in the ordinary course of it business. Gross proceeds shall not include (i) any amounts paid to the Company as reimbursement of expenses incurred; (ii) any amounts paid to the Company in consideration for the Company’s assets (i.e., plant, property, equipment, investments, etc.) except in the context of an acquisition of all or a large part of the company, equity or other securities except in the context of an acquisition of all or a large part of the company; (iii) federal or state grants or tax deferrals and product sales (Ampligen, Alferon or derivative products). All such awards shall be paid in cash within 90 days of the receipt of the Gross Proceeds by the Company.

In the event of termination without Cause the Employee shall be entitled to receive these One Time awards under the conditions provided by the Agreement and will be based upon Gross Proceeds received by the Company with respect to any joint ventures, corporate partnering, or acquisition arrangements entered into by the Company during the term of this Agreement.

4. Automobile Allowance. The Employer agrees to pay to the Employee, during the term of this Agreement and in addition to other salary and benefits herein provided, the sum of $14,400.00 per year payable monthly, as a vehicle allowance to be used to purchase, rent, lease, or own, operate and maintain a vehicle or vehicles in Florida (the “Area”). The Employee shall be responsible to maintain personal umbrella insurance in the yearly amount of $2M and shall further be responsible for all expense’s attendant to the purchase, operation, maintenance, repair, and regular replacement of said vehicle. Rental Car expenses for business travel outside of the “Area” shall be reimbursable as a business expense.

5. Fringe Benefits.

(a) During the Employment Period, the Employee shall be entitled to receive such fringe benefits as shall be applicable from time to time to the Company’s executives generally, including but not limited to such 401(k), vacation (4 weeks/year, group life and health insurance, and disability benefit plans as may be maintained by the Company from time to time. Employee shall be entitled to four weeks paid vacation. Health Insurance for Employee and all eligible dependents shall be provided by the Company.

(b) The Employee acknowledges that the Company may become subject to the health care non-discrimination rules of Internal Revenue Code Section 105(h) as made applicable by Section 10101(d) of the Patient Protection and Affordable Care Act. If the Company determines that it is or will be subject to such non-discrimination rules and that the health care insurance benefit provided by this section would cause a violation of such rules, the parties shall execute an amendment to this Agreement modifying the health care insurance benefit in such a manner that the benefit does not cause a violation of such non-discrimination rules.

6. Termination.

(a) The Company, at the sole discretion of the CEO and no other officer or director, may discharge the Employee for Cause at any time as provided herein. For purposes hereof, Cause shall mean the willful engaging by Employee in illegal conduct, gross misconduct or gross violation of the Company’s Code of Ethics and Business Conduct for Officers, which is demonstrably and materially injurious to the Company. For purposes of this Agreement, no act, or failure to act, on Employee’s part shall be deemed “willful” unless done intentionally by Employee. Termination requires a finding that Employee was guilty of intentional and material misconduct according to the standards set forth above, and specifying the particulars thereof in detail supported by legally admissible evidence and utilizing the legal standard of beyond all reasonable doubt. Employee may appeal the CEO’s termination to the Board of Directors and the Board’s determination shall be binding.

(b) The employment of the Employee shall terminate upon the death or disability of the Employee. For purposes of this subsection (b), “disability” shall mean the inability of the Employee effectively to carry out substantially all of his duties hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in near-term death, or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

7. Effect of Termination.

(a) In the event that the Employee’s employment is properly terminated for Cause pursuant to subsection 6(a), the Company shall pay to the Employee, at the time of such termination, only the salary and benefits otherwise due and payable to him under Section 3a through the last day of his actual employment by the Company subsequent to any appeal of termination to the Board.

(b) In the event that the Employee is terminated at any time without Cause as defined in subsection 6(a), the Company shall pay to the Employee, at the time of such termination, the compensation and benefits otherwise due and payable to him under Sections 3 and 4 through the last day of the then current term of this Agreement.

(c) In the event the Employee’s employment is terminated by death or disability pursuant to 6(b), the Company shall pay to the Employee or his estate, at the time of such termination, the Base Salary, applicable benefits, and immediate vesting of stock options required by 7(b). In the event of death or permanent disability, the Company will provide two years of base salary if less than two years is left on the contract as per 7(b).

8. Employee’s Representations and Warranties. The Employee hereby represents and warrants to the Company that he has the right to enter into this Agreement, and his execution, delivery and performance of this Agreement (a) will not violate any contract to which the Employee is a party or any applicable law or regulation nor give rise to any rights in any other person or entity and (b) Employee is not under any physical or medical impediment that would preclude performance for the term on the agreement.

9. Confidentiality, Invention and Non-Compete Agreement. The Employee confirms his obligation to be bound by the terms of a Confidentiality, Invention and Non-Compete Agreement attached hereto as Exhibit “A”.

10. Offices. Lintal may conduct the business of the Company at the Company’s Florida based headquarters in Ocala, Florida, and home office. The Company shall supply that equipment necessary for full telephone, telefax and internet access at all these locations and supply a portable computer capable of remote access while employee travels domestically and internationally on Company business as a condition of employment.

11. Expenses. The Company shall be responsible for all business-related expenses of Employee, who shall provide substantiation, in accordance with IRS regulations, as to all such expenses. Employee agrees to reimburse the Company for all unrelated or personal expenses within one month. The expenditures shall be as prescribed or limited by the Company’s Travel & Expense policies and procedures.

12. Notices. Any notice or other communication pursuant to this Agreement shall be in writing and shall be sent by telecopy or by certified or registered mail addressed to the respective parties as follows:

If to the Company, to:

AIM ImmunoTech Inc.

2117 SW Highway 484

Ocala Florida 34473

Attn: Thomas Equels, CEO

If to the Employee, to:

Ellen M. Lintal

_____________

or to such other address as the parties shall have designated by notice to the other parties given in accordance with this section. Any notice or other communication shall be deemed to have been duly given if personally delivered or mailed via registered or certified mail, postage prepaid, return receipt requested, or, if sent by telecopy, when confirmed.

13. Survival. Notwithstanding anything in section 2 hereof to the contrary, the Confidentiality, Invention and Non-Compete Agreement shall survive any termination of this Agreement or any termination of the Employee’s services.

14. Modification. No modification or waiver of this Agreement or any provision hereof shall be binding upon the party against whom enforcement of such modification or waiver is sought unless it is made in writing and signed by or on behalf of both parties hereto.

15. Miscellaneous.

(a) This Agreement shall be subject to and construed in accordance with the laws of the State of Florida. Furthermore, the parties acknowledge that the Company has had independent counsel representing it in this matter.

(b) The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate and be construed as a waiver or a continuing waiver by that party of the same or any subsequent breach of any provision of this Agreement by the other party.

(c) If any provisions of this Agreement or the application thereof to any person or circumstance shall be determined by an arbitrator (or panel of arbitrators) or any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder hereof, or the application of such provision to persons or circumstances other than those as to which it is so determined to be invalid or unenforceable, shall not - be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

(d) This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors and administrators, successors and assigns.

i.	Notwithstanding anything to the contrary in this Agreement, no Deferred Payments will be paid or otherwise provided until Employee has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Employee, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Employee has a “separation from service” within the meaning of Section 409A.

If any payment or benefit (including payments and benefits pursuant to this Agreement) Executive would receive in connection with a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a Reduced Amount is paid, (i) the Payment shall be paid only to the extent of the Reduced Amount, and Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits shall occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to Executive. If acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant.

ii.	Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the 60th day following Employee’s separation from service, or, if later, such time as required by Section (d)iii. Except as required by Section (d)iii, any installment payments that would have been made to Employee during the 60-day period immediately following Employee’s separation from service but for the preceding sentence will be paid to Employee on the 60th day following Employee’s separation from service and the remaining payments shall be made as provided in this Agreement. In no event will Employee have discretion to determine the taxable year of payment for any Deferred Payments.

iii.	Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s separation from service (other than due to death), then the Deferred Payments that are payable within the first 6 months following Employee’s separation from service, will, to the extent required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, become payable on the date 6 months and 1 day following the date of Employee’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following Employee’s separation from service, but prior to the 6-month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

iv.	Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments.

v.	Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments.

vi.	The foregoing provisions and all compensation and benefits provided for under this Agreement are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.

vii.	Definitions:

A. Section 409A. “Section 409A” means Section 409A of the U.S. Internal Revenue Code (the “Code”) and any final regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time.

B. Section 409A Limit. “Section 409A Limit” will mean 2 times the lesser of: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during the Employee’s taxable year preceding the Employee’s taxable year of Employee’s separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Employee’s separation from service occurred.

IN WITNESS WHEREOF, this Agreement has been signed by the parties hereto on the dates set forth next to their signature and this Agreement takes effect on the date of the last signature.

For AIM ImmunoTech Inc.	For Employee

/s/Thomas K Equels	/s/Ellen M. Lintal
Thomas K. Equels, Esq.	Ellen M. Lintal
President, CEO, BoD Executive Vice-Chairman	Chief Financial Officer

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